Exhibit 99.1

AITX’s RAD Helps Hospitals Confront Escalating Security Threats with AI-Powered Protection

Detroit, Michigan, February 3, 2025 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), continues to expand its presence in the healthcare industry, addressing growing security concerns with its AI-powered security solutions. A top-tier healthcare provider has now ordered 16 RIO 360 security towers for 12 sites, with plans to expand to 55 units across 23 locations in this initial deployment phase. These deployments strengthen RAD’s footprint in healthcare security, offering a proactive approach to protecting staff, patients, and facilities.

From emergency rooms to parking lots, hospitals face an ever-growing set of security risks. Reports of violence against healthcare workers have surged, with threats coming from patients, visitors, and unauthorized individuals. Parking areas and entrances remain high-risk zones for theft, vandalism, and assaults.

Many hospitals rely on security guards and traditional surveillance cameras, but these approaches are proving insufficient. Staffing shortages make it difficult to maintain a visible security presence, and passive camera systems offer little deterrence against real-time threats.

Hospitals deploying RAD’s security solutions are reporting significant improvements in safety and efficiency. These AI-powered systems provide continuous surveillance, automated deterrence, and real-time response capabilities while reducing the costs associated with human security teams.

●	RIO™ 360 Security Towers provide solar-powered, AI-driven monitoring and deterrence, replacing outdated security systems with intelligent automation.

●	ROSA™ Security Devices offer compact, AI-enabled security with real-time video, two-way communication, and threat detection. Hospitals are planning to install ROSA units in areas where full RIO systems may not be needed.

●	RAD Light My Way™ is a mobile security escort solution that allows hospital staff to request monitored escorts from their smartphones, improving safety for employees walking to and from parking areas. Scotland Memorial Hospital has already deployed this system with strong results.

Real-World Deployments Show Immediate Impact

Scotland Memorial Hospital has seen measurable improvements since implementing RAD Light My Way. The system allows staff to request security escorts and real-time monitoring, strengthening the hospital’s security while providing peace of mind for employees.

“This is more than just surveillance,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Hospitals need proactive security that stops incidents before they escalate. Our AI-driven solutions provide a visible deterrent, immediate response capabilities, and significant cost savings compared to traditional security models.”

With interest in AI-powered security growing, RAD is in active discussions with several major healthcare providers for both RAD’s stationary and mobile solutions. These organizations are exploring AI-based solutions to improve security in parking lots, protect staff, and reduce reliance on costly security guards.

“Interest in ROAMEO™ Gen 4 throughout the healthcare industry is accelerating as hospitals and medical centers look for more effective ways to secure their properties,” added Folmer. “Large hospital parking lots have traditionally relied on security guards for patrols but staffing shortages and rising costs make that approach increasingly difficult to sustain. ROAMEO Gen 4 provides a powerful, mobile security solution that operates autonomously, delivers real-time monitoring, and enhances situational awareness, all while reducing reliance on expensive on-site personnel.”

As more hospitals move toward intelligent automation for security, RAD continues to expand its presence in the healthcare sector, delivering technology that enhances safety while lowering costs.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com,  www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/